EXHIBIT 99.1

OHA Investment Corporation Announces Form 8-K Filing

NEW YORK, Dec. 06, 2016 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) (the “Company”) today announced that it has filed a current report on Form 8-K to provide shareholders with updated information regarding two of the Company’s legacy portfolio investments that will likely have a negative impact on the fair value of those investments: (i) ATP Oil & Gas Corporation/Bennu Oil & Gas and (ii) OCI Holdings, LLC.

For further information, please refer to the Form 8-K filed today with the Company’s SEC filings (available at www.sec.gov).

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $3.9 billion in over 120 direct lending investments over the past 13 years.

OHAI was formerly known as NGP Capital Resources Company prior to Oak Hill Advisors assuming the external manager role for the Company on September 30, 2014. OHAI has elected to be regulated as a business development company under the Investment Company Act of 1940.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in OHA Investment Corporation should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in our current reports on Form 8-K. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ohainvestmentcorporation.com. Prospective investors should read such materials carefully before investing.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price – Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy-Fielding@kekst.com
Ethan Lyle – ethan.lyle@kekst.com